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Exhibit 12.1 Computation of Ratio of Earnings to Fixed Charges

Amounts in thousands

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                                Quarters ending         Year ending                                        Year Ending 12/31,
                           -----------------------     ------------     12/21/2004     1/1/2004      -------------------------------
                           3/31/2006     3/31/2005      12/31/2005      12/31/2004    12/20/2004        2003       2002      2001
                           ----------   ----------     ------------    ------------  ------------    ---------  ---------  ---------

Exhibit 12.1 Computation of Ratio of Earnings to Fixed Charges

Earnings:

Add:  Pre-tax income/loss
      from continuing
      operations before
      adjustment for
      minority interest
      or income/loss from
      equity investees      $(1,723)     $(3,880)        $(31,446)        $(6,405)     $(14,870)       $(6,121)   $(6,213)  $(1,176)

      Fixed charges           2,678        5,006           15,844           2,016        10,014          6,931      1,775       952

      Amortization of
      capitalized interest      472          139              953              --           344             67         --        --
                            -------      -------         --------         -------      --------        -------    -------   -------
                              1,427        1,265          (14,649)         (4,389)       (4,512)           877     (4,438)     (224)

Less: Interest capitalized    1,062        1,650            5,495             350         1,568          1,381        574       359

      Minority interest in
      pre-tax loss of
      subsidiaries that
      have not incurred
      fixed charges             (23)          --               (7)             --            --             --         --        --
                            -------      -------         --------         -------      --------        -------    -------   -------
                              1,039        1,650            5,488             350         1,568          1,381        574       359

                            -------      -------         --------         -------      --------        -------    -------   -------
Total Earnings              $   388      $  (385)        $(20,137)        $(4,739)     $ (6,080)       $  (504)   $(5,012)  $  (583)
                            =======      =======         ========         =======      ========        =======    =======   =======


Fixed Charges:
      Interest expensed     $ 1,862      $ 1,056         $  6,728         $   280      $  6,748        $ 4,413    $   217   $   366

      Interest capitalized    1,062        1,650            5,495             350         1,568          1,381        574       359

      Amortized
      capitalized expense
      related to
      indebtedness             (246)       2,300            3,621           1,386         1,698          1,137        984       227
                            -------      -------         --------         -------      --------        -------    -------   -------
Total Fixed Charges         $ 2,678      $ 5,006         $ 15,844         $ 2,016      $ 10,014        $ 6,931    $ 1,775   $   952
                            =======      =======         ========         =======      ========        =======    =======   =======

Preferred Stock Dividends        --           --               --              --            --             --         --        --

Ratio of earnings to
fixed charges                  0.15        (0.08)           (1.27)          (2.35)        (0.61)         (0.07)     (2.82)    (0.61)

Fixed charges in
excess of earnings          $ 2,290      $ 5,391         $ 35,981         $ 6,755      $ 16,094        $ 7,435    $ 6,787   $ 1,535
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